Exhibit 4.12
SALE AGREEMENT NO. [__]
          THIS SALE AGREEMENT NO. [___] dated as of [___], 200[_] (this “Agreement”), is made by and between AMERICAN EXPRESS CREDIT CORPORATION, a corporation organized and existing under the laws of the State of Delaware, and AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a corporation organized and existing under the laws of the State of New York.
          WHEREAS, Credco desires to sell to TRS, and TRS desires to purchase from Credco, the Receivables (as defined below) existing as of the Sale Cut Off Date (as defined below) and thereafter created in the Accounts (as defined below).
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree:
          1. Defined Terms. Whenever used in this Agreement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.
          “Account” means each charge account established pursuant to an Account Agreement between an Account Owner and any Person, which account is identified in the Account Schedule delivered or caused to be delivered to TRS by Credco pursuant to Section 2.
          “Account Agreement” means, with respect to an Account, the agreements between an Account Owner and an Obligor governing the terms and conditions of such Account, as such agreements may be amended, modified or otherwise changed from time to time and as distributed (including any amendments and revisions thereto) to holders of such Account.
          “Account Guidelines” means, with respect to the Accounts of each Account Owner, the established policies and procedures of such Account Owner, (a) relating to the operation of its charge business which generally are applicable to its portfolio of similar accounts, including the policies and procedures for determining the creditworthiness of customers and the extension of charge privileges to customers and (b) relating to the maintenance of accounts and collection of receivables, in each case as such policies and procedures may be amended, modified or otherwise changed from time to time.
          “Account Owner” means, with respect to an Account, TRS, Centurion, FSB or any other entity that, pursuant to the Account Agreement related to such Account, is the issuer of the charge card related to, or the owner of, such Account.
          “Account Schedule” means a computer file or microfiche list containing a true and complete list of Accounts, identified by account number, and setting forth, with respect to each Account the aggregate amount outstanding in such Account on the Sale Cut Off Date.

          “Centurion” means American Express Centurion Bank, a Utah industrial bank, and its permitted successors and assigns.
          “Credco” means American Express Credit Corporation, a Delaware corporation, and its permitted successors and assigns.
          “FSB” means American Express Bank, FSB, a federal savings bank, and its permitted successors and assigns.
          “Indenture” means the Amended and Restated Indenture, dated as of November 1, 2007, between American Express Issuance Trust, a Delaware statutory trust, and the Indenture Trustee, as the same may be amended, supplemented or otherwise modified from time to time.
          “Indenture Trustee” means The Bank of New York Mellon, in its capacity as Indenture Trustee under the Indenture, its successors in interest and any successor indenture trustee under the Indenture.
          “Obligor” means, with respect to any Account, the Person or Persons obligated to make payments with respect to such Account, including any guarantor thereof, but excluding any merchant.
          “Person” means any person or entity, including any individual, corporation, limited liability company, partnership (general or limited), joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of similar nature.
          “Purchased Assets” has the meaning set forth in subsection 3(a).
          “Related Account” means each Account with respect to which a new account number has been issued by the applicable Account Owner or TRS (i) in compliance with the Account Guidelines and the related Account Agreement, (ii) to the same Obligor or Obligors of such Account, and (iii) (a) as a result of the charge card with respect to such Account being lost or stolen; (b) as a result of the related Obligor requesting a change in his or her billing cycle; (c) as a result of the related Obligor requesting the discontinuance of responsibility with respect to such Account; (d) as a result of the related Obligor requesting a product change; or (e) for any other reasons permitted by the Account Guidelines; provided that such Account can be traced or identified by reference to or by way of the code designation in the securitization field of such Account, which code designation in contained in the computer or other records of the applicable Account Owner or TRS used to generate the Account Schedule.
          “Receivables” means all amounts payable by an Obligor on any Account from time to time.
          “Recoveries” shall mean all amounts received with respect to Receivables which have previously been charged-off.

          “Sale Cut Off Date” means the close of business on [                    ], 200[___].
          “Sale Date” means [                    ], 200[___].
          “TRS” means American Express Travel Related Services Company, Inc., a New York corporation, and its permitted successors and assigns.
          “UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.
          2. Designation of Accounts. Credco delivers herewith an Account Schedule containing a true and complete list of the Accounts. Such Account Schedule is incorporated into and made part of this Agreement, and is marked as Schedule 1 to this Agreement.
          3. Conveyance of Receivables.
          (a) Credco does hereby sell, assign, set over and otherwise convey to TRS, without recourse, all of its right, title, and interest, whether now owned or hereafter acquired, in, to and under (i) the Receivables existing at the close of business on the Sale Cut Off Date and thereafter created and arising in connection with the Accounts (including Related Accounts with respect to such Accounts), (ii) all Recoveries allocable to such Receivables, (iii) all monies due or to become due and all amounts received or receivable with respect thereto, and (iv) the proceeds (including “proceeds” as defined in the UCC) thereof (collectively, the “Purchased Assets”).
          (b) In connection with such sale and, if necessary, Credco agrees to record and file, at its own expense, one or more financing statements (and amendments with respect to such financing statements when applicable) with respect to the Purchased Assets meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the sale of the Purchased Assets to TRS, and to deliver a file-stamped copy of such financing statements or amendments or other evidence of such filing to TRS.
          (c) In connection with such sale, Credco further agrees, at its own expense, on or prior to the date of this Agreement, to indicate or cause to be indicated in the appropriate computer files that all Receivables created in connection with the Accounts as of the Sale Cut Off Date and the related Purchased Assets have been conveyed to TRS pursuant to this Agreement, by identifying such Accounts in the appropriate computer files with the code “[___]” or “[___],” as applicable.
          (d) The parties hereto intend that the conveyance of Credco’s right, title and interest in and to the Purchased Assets shall constitute an absolute sale, conveying good title free and clear of any liens, claims, encumbrances or rights of others from Credco to TRS. It is the intention of the parties hereto that the arrangements with respect to the Purchased Assets shall constitute a purchase and sale of such Purchased Assets and not a loan, including for accounting purposes. If and to the extent that the foregoing conveyance is not deemed to be a sale, Credco hereby grants to TRS a security interest in all of Credco’s right, title and interest, whether now owned or hereafter acquired, in and to the Purchased Assets. To the extent that Credco retains any interest in the Purchased Assets, Credco hereby grants to the Indenture Trustee a first priority perfected security interest in all of Credco’s right, title and interest, whether now owned or hereafter acquired, in, to and under the Purchased Assets and all proceeds thereof. This Agreement shall constitute a security agreement under applicable law.
          (e) Credco hereby releases and relinquishes as of the date hereof the security interest in and general lien on and all rights and interests that it may have in, to and under all Receivables which are in or created under or pursuant to any Accounts, now existing and hereafter created, all monies due or to become due with respect thereto and all proceeds thereof.
          4. Purchase Price. As consideration for Credco’s sale and assignment of the Purchased Assets to TRS, TRS hereby agrees to pay to Credco on the Sale Date and in immediately available funds a purchase price in an amount equal to $[___], which represents the fair market value of the Purchased Assets on the Sale Date.
          5. Acceptance by TRS. TRS hereby acknowledges that, prior to or simultaneously with the execution and delivery of this Agreement, Credco delivered to TRS the Account Schedule described in Section 2 of this Agreement with respect to all Accounts.
          6. Representations and Warranties. Credco hereby represents and warrants to TRS that (i) Credco’s books and records are marked to reflect the sale and assignment of the Purchased Assets effected by this Agreement, (ii) this Agreement constitutes a legal, valid, and binding obligation of Credco enforceable against Credco in accordance with its terms, except as such enforceability may be limited by general principles of equity or by debtor relief laws affecting the rights of creditors generally, (iii) this Agreement constitutes a valid sale to TRS of all right, title, and interest of Credco in and to the Purchased Assets, and such sale is perfected, (iv) the Purchased Assets have been sold by Credco to TRS free and clear of any security interest, lien, or other encumbrance, and (v) all authorizations, consents, orders, or approvals of or registrations or declarations with any governmental authority required to be obtained, effected, or given by Credco in connection with its sale of the Purchased Assets to TRS have been duly obtained, effected, or given and are in full force and effect.
          7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
          8. Further Assurances. The parties agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement, including the authorization or execution of any financing statements or amendments thereto or equivalent documents for filing under the provisions of the UCC or other law of any applicable jurisdiction.

          9. Counterparts. This Agreement may be executed in any number of counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
          10. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.
[The remainder of this page is left blank intentionally.]

          IN WITNESS WHEREOF, Credco and TRS have caused this Agreement to be duly executed by their respective officers as of the date first above written.

AMERICAN EXPRESS CREDIT CORPORATION
By:
Name:
Title:

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.
By:
Name:
Title:

AGREED AND ACKNOWLEDGED: THE BANK OF NEW YORK MELLON as Indenture Trustee
By:
Name:
Title:

Schedule 1 to
Sale Agreement
ACCOUNTS